UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2010

Commission file number 001-16111

GLOBAL PAYMENTS INC.

(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328-3473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 770-829-8000

NONE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under Item 5.02 of this Current Report on Form 8-K relating to an agreement between Jeffrey S. Sloan and Global Payments Inc. (the “Company”) and James G. Kelly and the Company is hereby incorporated in this Item 1.01 by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 30, 2010, the Company announced certain executive changes. Jeffrey S. Sloan (42) has been appointed as President of the Company as of June 1, 2010. In this capacity, Mr. Sloan will be responsible for the Company’s lines of business in North America and all worldwide business development activities. He will report to Paul R. Garcia, Chairman and Chief Executive Officer. Since 2004, Mr. Sloan served as Managing Director, Partner and Global Head of the Financial Technology Group at Goldman, Sachs & Company.

On March 30, 2010, the Company entered into an employment agreement with Mr. Sloan, having an effective date of June 1, 2010 and an initial term of three years. Under this agreement, Mr. Sloan is entitled to a base annual salary, subject to yearly review, plus an annual at-risk incentive bonus opportunity, which is determined annually based on a range of specific objectives reflecting his area and scope of responsibility. Mr. Sloan is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to executive officers of the Company. In addition, he will receive an allowance for moving and related expenses on August 15, 2010.

Mr. Sloan’s agreement may be terminated by the Company at any time for “cause” (as defined therein) or for no reason, or by Mr. Sloan with or without “good reason” (as defined therein). The agreement will also be terminated upon Mr. Sloan’s death, disability or retirement. Depending on the reason for the termination and when it occurs, Mr. Sloan will be entitled to certain severance benefits.

Mr. Sloan has agreed in his employment agreement not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees, during his employment and for a period of 24 months following the termination of his employment.

On March 30, 2010, the Company entered into a new employment agreement with James G. Kelly, the Company’s President and Chief Operating Officer, having an effective date of March 30, 2010 and an initial term of three years. On June 1, 2010, Mr. Kelly will assume the role of Vice Chairman and Chief Operating Officer of the Company. Under this new employment agreement, Mr. Kelly is entitled to a base annual salary, subject to yearly review, plus an annual at-risk incentive bonus opportunity, which is determined annually based on a range of specific objectives reflecting his area and scope of responsibility. Mr. Kelly is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to executive officers of the Company.

Mr. Kelly’s agreement will be terminated upon his death, disability or retirement and may be terminated at any time by the Company with or without “cause” (as defined therein), or by Mr. Kelly for any reason. After March 30, 2011, Mr. Kelly may also resign for “good reason” (as defined therein). Depending on the reason for the termination and when it occurs, Mr. Kelly will be entitled to certain severance benefits. For a limited period of time (as set forth in the agreement) Mr. Kelly has the right to terminate for no reason and will be entitled to certain severance benefits.

Mr. Kelly has agreed in his employment agreement not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees or sales agents, during his employment and for a period of 24 months following the termination of his employment. However, for the period from March 30, 2010 to April 30, 2011 the non-competition covenant is tolled for Mr. Kelly.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement between Jeffery S. Sloan and the Company dated as of March 30, 2010
10.2	Employment Agreement between James G. Kelly and the Company dated as of March 30, 2010
99.1	Press Release dated March 30, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Payments Inc.
(Registrant)

Date: April 1, 2010	By:	/s/ David E. Mangum
David E. Mangum
Chief Financial Officer